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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES


                              EXHIBIT NO. 10.7 (b)



                  AMENDMENT TO LEVERAGED STOCK OPTION PROGRAM

    RESOLVED, that Section 4.0 Exercise Price. of the Briggs & Stratton Corporation Leveraged Stock Option Program (the LSO Program) be amended by deleting the second sentence thereof, and substituting the following:

    "The Estimated Annual Growth Rate (intended to represent annual percentage stock appreciation at least in the amount of the Company's cost of capital, with due consideration for dividends paid, risk and illiquidity) is the average daily closing 30 year U.S. Treasury bond yield rate for the month of March immediately preceding the relevant Plan Year, plus 1%."

    FURTHER RESOLVED, that Section 5.0 Limitations on LSO Grants and Carryover., of the LSO Program be amended and restated in its entirety to read as follows:

"5.0 Limitations on LSO Grants and Carryover.

Notwithstanding Section 2, the maximum number of LSOs that may be granted to all Senior Executives for any Plan Year during the five (5) year term of this LSO Program, shall be 600,000, and the maximum number of LSOs that may be granted cumulatively under this LSO Program shall be 2,539,986. In the event that the 600,000 limitation shall be in effect for any Plan Year, the dollar amount to be invested for each Senior Executive shall be reduced by proration based on the aggregate Total Bonus Payouts of all Senior Executives so that the limitation is not exceeded. The amount of any such reduction shall be carried forward to subsequent years and invested in LSOs to the extent the annual limitation is not exceeded in such years."